Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (i) Registration Statement No. 33-21862 on Form S-8 effective May 11, 1988, (ii) Registration Statement No. 33-25981 on Form S-8 effective December 26, 1988, (iii) Registration Statement
No. 33-89950 on Form S-8 effective March 3, 1995, (iv) Registration Statement No. 33-63839 on Form S-8 effective October 31, 1995 and (v) Registration Statement No. 33-63837 on Form S-8 effective October 31, 1995 of our report dated June 12, 1996, with respect to the consolidated financial statements and schedule of Aequitron Medical, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 1996 filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
July 25, 1996